Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2009 (May 13, 2009 as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements-an Amendment of ARB 51, as discussed in Note 4), relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to International Paper Company’s adoption of new accounting standards) of International Paper Company, and our report dated February 25, 2009 related to International Paper Company’s effectiveness of internal control over financial reporting, both such reports appearing in the Current Report on Form 8-K dated May 13, 2009 of International Paper Company; our report dated February 25, 2009 related to the consolidated financial statement schedule appearing in the Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2008; and our reports dated June 26, 2009 appearing in Item 15(a)(2) in the Annual Reports on Form 11-K of the International Paper Company Salaried Savings Plan and the International Paper Company Hourly Savings Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
January 6, 2010